U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a)  of the  Public  Utility  Holding  Company  Act of  1935 or
               Section 30(f) of the Investment Company Act of 1940
_______________________________________________________________________________
1.   Name and Address of Reporting Person*

    Jacobson                 Douglas                        E.
-------------------------------------------------------------------------------
   (Last)                    (First)                     (Middle)

                             13063 Ventura Boulevard
-------------------------------------------------------------------------------
                                    (Street)

  Studio City                      California             91604-2238
-------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     June, 1999
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     GenesisIntermedia.com, Inc., a Delaware corporation (Name)

     Pacific Exchange:  GNS

     Nasdaq: GENI
_______________________________________________________________________________
5. Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     Not applicable.

_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)
     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

===============================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================


                                                                 3. Ownership Form:
                                      2. Amount of Securities        Direct (D) or
1.  Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect
Beneficial Ownership(Instr. 4)                (Instr. 4)               (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Not Applicable

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
              Table II -- Derivative Securities  Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================

1.  Title of     2.  Exercisable and      3. Title and Amount       4.  Conversion    5. Ownership        6.  Nature of
   Derivative        Expiration Date         Underlying Derivative      or Exercise      Form of              Indirect
   Security          (Month/Day/Year)        Seucirty (Instr.4)         Price of         Derivative           Beneficial
                 ------------------------   -----------------------     Derivative       Security: Direct     Ownership
                    Date                              Amount or Number  Security         (D) or Indirect (I)  (Instr. 5)
                 Excercisable  Expiration   Title        of Shares                       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Option granted    3/31/99       9/30/05    Common Stock,    100,000       $8.50           Direct              N/A
under 1998                                 par value $.001
GenesisIntermedia.
com, Inc. Stock
Incentive Program
------------------------------------------------------------------------------------------------------------------------------------
Option granted    3/31/00       12/31/05   Common Stock,     50,000       $8.50           Direct              N/A
under 1998                                 par value $.001
GenesisIntermedia.
com, Inc. Stock
Incentive Program
====================================================================================================================================

Explanation of Responses:

June 14, 1999                                 /s/ Douglas E. Jacobson
---------------                             ---------------------------------
Date                                        **Signature of Reporting Person


**International misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.